Exhibit 99.1

July 17, 2007

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Gregory D. Newton, EVP, Chief Financial Officer, Cascade Bancorp
(541) 617-3526
Patricia L. Moss, President & Chief Executive Officer, Cascade Bancorp
(541) 385-6205

CASCADE BANCORP (OREGON) (NASDAQ: CACB) ANNOUNCES SECOND QUARTER RESULTS: EARNINGS PER SHARE AT $0.36 UP 7.6% VS YEAR AGO QUARTER AND 28.8% ON A LINKED QUARTER BASIS (ANNUALIZED); LOAN AND DEPOSIT VOLUMES SOLID AND NET INTEREST MARGIN STABILIZES

•	Earnings Per Share: at $0.36 up 7.6% year-over-year and compared to $0.33 for the immediately preceding (linked) quarter

•	Net Income: up 13.0% year-over-year at $10.2 million compared to $9.5 million for the linked-quarter

•	Net Interest Margin: stable at 5.34% for the quarter

•	Loan Growth: up 10.8% year-over-year and 5.6% on linked-quarter basis (annualized)

•	Average Customer Relationship Deposits: up 8.0% on a linked-quarter basis (annualized)

•	Credit Quality: Loan portfolio continues solid with relatively stable delinquencies, NPA’s and net charge-offs

•	Name Change: Farmers & Merchants, a Bank of the Cascades Company in Idaho changes name to Bank of the Cascades

FINANCIAL PERFORMANCE:

BEND, Ore, July 17/PRNewswire-First Call/—Cascade Bancorp (“Cascade”) (NASDAQ: CACB) reported second quarter 2007 Diluted Earnings Per Share (EPS) at $0.36 per share and up 7.6% from the $0.33 reported for the same quarter in 2006. The current quarter results were also up 28.8% (annualized) from the $0.33 per share earned in the immediately preceding (linked) quarter. Net Income for the period was $10.2 million versus $9.0 million for the year ago quarter and $9.5 million for the linked quarter. At 5.34%, the net interest margin was unchanged from the prior quarter. While end of period total deposit balances were modestly below the preceding quarter, Average customer relationship deposits were up 8.0% on a linked-quarter basis (annualized). The Company defines customer relationship deposits to include core deposit transaction accounts such as checking, money market, and savings but excluding all wholesale or brokered deposits and CD’s greater than $100,000. Return on Equity was 14.1% for the second quarter of 2007 and Return on Assets was 1.76%.

“We are proud of our financial results in the current quarter,” said Patricia L. Moss, President and CEO. “The Company is focused on effectively managing to current market conditions while positioning ourselves for long term opportunities in our fast growing markets.” She added, “We are pleased with our stabilizing loan, deposit and margin trends as well as progress in building customer relationships.”

LOAN GROWTH AND CREDIT QUALITY:

At June 30, 2007, Cascade’s Loan Portfolio was $2.0 billion, up 10.8% compared to the year ago period. Loan growth during the current quarter was approximately $27.1 million or 5.6% on a linked-quarter basis (annualized). Loan growth was evident in both commercial and construction loan types.

Credit quality metrics remain solid at June 30, 2007, with net loan charge-offs at 0.10% (annualized) of total loans as compared to 0.12% for the linked-quarter, and compared to 0.12% on average over the past year. Meanwhile delinquent loans greater than 30 days past due were at 0.11% of total loans compared to 0.05% for the linked-quarter, and 0.13% on average over the past year. Non-performing assets (NPA’s) were modestly higher at $9.4 million at June 30, 2007, compared to $7.7 million for prior quarter and $3.0 million at year-end 2006.

“Credit quality in Cascade’s loan portfolio is solid despite the past several quarters of slowing real estate activity,” said Frank R. Weis, EVP and Chief Credit Officer. “As we enter the strongest home selling period of the year, inventories of unsold listed homes in Cascades’ banking footprint average about 10 months compared to 8.9 months nationally. While short term sales results are uncertain, the long-term demand for housing in Cascade’s attractive markets suggest a period of orderly inventory adjustment as builders and developers adapt their business plans and pricing to reflect the changing pace of real estate activity.”

The Reserve for Credit Losses (reserve for loan losses and unfunded commitments) was stable at 1.43% of total loans at June 30, 2007, compared to 1.42% at December 31, 2006, and 1.37% a year earlier. Of this aggregate amount, the portion classified as a reserve for unfunded commitments is approximately 0.17% of gross loans. This amount is recorded as a separate liability in the accompanying financial statements. Cascade’s loan loss provision was $1.0 million for the second quarter of 2007 compared to $1.2 million in the year ago period and $1.1 million for the linked-quarter. Management believes reserves are at an appropriate level based upon its evaluation and analysis of portfolio credit quality and prevailing economic conditions.

DEPOSIT GROWTH:

At June 30, 2007, Total Deposits were $1.8 billion, up 8.8% compared to a year ago but were lower by 2.0% on a linked-quarter basis (annualized). While period-end deposits fell modestly between the first and second quarter, average customer relationship deposit increased $29.3 million or 8.0% (annualized) between periods. The Company defines customer relationship deposits to include core deposit transaction accounts such as checking, money market, and savings while excluding all wholesale or brokered deposits and CD’s greater than $100,000. Non-interest bearing deposits averaged $474.6 million, only $4.1 million below the prior quarter average.

NET INTEREST MARGIN & INTEREST RATE RISK:

Cascade’s net interest margin (NIM) was stable at 5.34% for the second quarter of 2007 unchanged from the linked-quarter. This stabilization occurred after three successive quarters where the NIM had fallen an average of 17 basis points per quarter, largely caused by declining deposit balances held by real estate related business customers.

Yields on earning assets during the second quarter of 2007 were higher at 8.39% compared to 8.31% in the immediately preceding quarter and 7.95% in the year ago quarter. Higher yields were largely offset by an increase in overall cost of funds which continues to be pressured by pricing competition and the flat yield curve environment. The average cost of funds paid on interest bearing liabilities for the second quarter of 2007 was 4.09% as compared to 4.00% in the preceding quarter and 3.05% for the year ago quarter. Looking forward, management expects the NIM may continue to ease as a result of ongoing competitive pricing pressures and a persistent flat yield curve that can affect both rate and mix of funding sources.

The NIM can also be affected by factors beyond market interest rates, including loan or deposit volume shifts and/or aggressive rate offerings by competitor institutions. Cascade’s financial model indicates a relatively stable interest rate risk profile within a reasonable range of rate movements around the forward rates currently predicted by financial markets. Because of its relatively high proportion of non-interest bearing funds, Cascade’s NIM is most adversely affected in the event short term market rates fall to a very low level. See cautionary “Forward Looking Statements” below and Cascade’s Form 10-K report for further information on risk factors including interest rate risk.

NON-INTEREST INCOME AND EXPENSE:

Non-Interest Income for the second quarter of 2007 was $5.3 million, 20.9% above the year ago period and as compared to $5.5 million on a linked-quarter basis which included $.6 million in one time gain items. For the second quarter of 2007, residential mortgage originations totaled $51.5 million, down 4.3% from the year ago period and up 21.0% from the linked-quarter. Related net mortgage revenue was $.8 million, unchanged from the year ago period and compared to $.7 million for the prior quarter.

Non-Interest Expense for the second quarter of 2007 increased 14.4% compared to the second quarter of 2006, primarily due to the effect of annual merit salary increases as well as increased staffing levels to support Cascade’s infrastructure and ongoing growth goals. The current quarter non interest expense was slightly below that of the immediately preceding quarter.

NAME CHANGE OF FARMERS & MERCHANTS:

Farmers & Merchants, a Bank of the Cascades Company, will be known as Bank of the Cascades starting in July 2007, one year after a successful merger of the two entities. In addition to retaining excellent employees and first-rate services, the merger has brought expanded products and services, increased lending capabilities and additional outreach in the Idaho communities that Farmers & Merchants serves. For the past year we have been operating as one company and now we will be operating as one company under one name,” said Mike Mooney, president, Idaho Region for Bank of the Cascades. “Our employees remain committed to delivering the best in banking for our customers. Our exceptional service, customer accounts and branch locations all remain the same.”

BUSINESS STRATEGY:

Operating in some of the fastest growing markets in the nation, Cascade Bancorp (headquartered in Bend, Oregon) and its wholly-owned subsidiary, Bank of the Cascades, operates in Oregon and Idaho markets. In terms of banking growth markets, Cascade ranks as the top community bank footprint in the Northwest and among the top ten banks in the nation1. Cascade has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. The Bank implements its strategy by combining outstanding service, competitive financial products, local expertise and advanced technology applied for the convenience of customers. Founded in 1977, Bank of the Cascades offers full-service community banking through 33 branches in Central Oregon, Southern Oregon, Portland/Salem and Boise/Treasure Valley. The Bank has been rated among the top performing banks in the nation for the ninth consecutive year by Independent Community Bankers of America, as well as being named the 2007 top community bank in the Northwest by US Banker Magazine. The Bank is honored to be among the top 40 “Best 100 Companies to Work For in Oregon, 2007,” compiled by Oregon Business Magazine. For further information on Bank of the Cascades, please visit our web site at http://www.botc.com.

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations and general economic conditions, and competition within the business areas in which Cascade is conducting its operations. For a discussion of factors, which could cause results to differ, please see Cascade’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and Cascade’s press releases. When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. Cascade undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Cascade Bancorp and PSLRA’s safe harbor provisions.

The ability of Cascade to predict results or the actual effect of future plans and strategies is uncertain, and actual results may differ. You can obtain documents filed by Cascade free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Cascade Bancorp free of charge by contacting: Investor Relations, Cascade Bancorp, 1100 NW Wall St., PO Box 369, Bend, OR 97701 (541) 385-6205.

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[1] Projected MSA population growth 2005-2010, weighted by bank deposits; Includes all public banks with assets $2B - $10B (ex-M&A targets); Source SNL Financial LC / ESRI

CASCADE BANCORP (CACB)
Selected Consolidated Financial Highlights
(In thousands, except per share data and ratios; unaudited)

	Year over Year			Linked Quarter

Balance Sheet Data (at period end)	2nd Qtr 2007	2nd Qtr 2006	% Change	2nd Qtr 2007	1st Qtr 2007	% Change

Investment securities	$104,474	$130,771	-20.1%	$104,474	$110,544	-5.5%
Loans, gross	1,959,031	1,767,955	10.8%	$1,959,031	1,931,899	1.4%
Total assets	2,321,103	2,147,038	8.1%	$2,321,157	2,317,166	0.2%
Total deposits	1,785,649	1,640,593	8.8%	$1,785,649	1,794,472	-0.5%
Non-interest bearing deposits	479,649	633,261	-24.3%	$479,649	506,775	-5.4%
Customer relationship deposits (1)	1,543,418	1,533,725	0.6%	$1,543,418	1,565,496	-1.4%
Total shareholders’ equity	276,901	242,478	14.2%	$276,901	269,269	2.8%
Income Statement Data (2)
Interest income	$43,319	$34,493	25.6%	$43,319	$41,377	4.7%
Interest expense	15,775	9,180	71.8%	15,775	14,831	6.4%
Net interest income	27,544	25,313	8.8%	27,544	26,546	3.8%
Loan loss provision	1,000	1,200	-16.7%	1,000	1,050	-4.8%
Net interest income after loan loss provision	26,544	24,113	10.1%	26,544	25,496	4.1%
Noninterest income	5,272	4,359	20.9%	5,273	5,546	-4.9%
Noninterest expense	15,549	13,594	14.4%	15,549	15,800	-1.6%
Income before income taxes	16,268	14,878	9.3%	16,268	15,242	6.7%
Provision for income taxes	6,087	5,872	3.7%	6,087	5,721	6.4%
Net income	$10,181	$9,006	13.0%	$10,181	$9,521	6.9%
Share Data (3)
Basic earnings per common share	$0.36	$0.34	6.3%	$0.36	$0.34	6.7%
Diluted earnings per common share	$0.36	$0.33	7.6%	$0.36	$0.33	7.2%
Book value per common share	$9.72	$8.61	12.9%	$9.72	$9.47	2.6%
Tangible book value per common share	$5.67	$4.47	26.8%	$5.67	$5.40	5.0%
Cash dividends declared per common share	$0.09	$0.07	25.0%	$0.09	$0.09	0.0%
Ratio of dividends declared to net income	25.05%	21.30%	17.6%	25.05%	26.72%	-6.3%
Basic Average shares outstanding	28,335	26,645	6.3%	28,335	28,269	0.2%
Fully Diluted average shares outstanding	28,651	27,265	5.1%	28,651	28,729	-0.3%
Key Ratios
Return on average total shareholders’ equity (book)	14.07%	17.14%	-17.9%	14.07%	14.67%	-4.1%
Return on average total shareholders’ equity (tangible) (4)	24.50%	32.01%	-23.5%	24.50%	26.21%	-6.5%
Return on average total assets	1.76%	1.84%	-4.3%	1.76%	1.70%	3.5%
Net interest spread	4.30%	4.90%	-12.2%	4.30%	4.32%	-0.5%
Net interest margin	5.34%	5.85%	-8.7%	5.34%	5.34%	0.0%
Total revenue (net int inc + non int inc)	$32,817	$29,672	10.6%	$32,817	$32,092	2.3%
Efficiency ratio (5)	47.38%	45.81%	3.4%	47.38%	48.61%	-2.5%
Credit Quality Ratios
Reserve for credit losses	28,010	24,253	15.5%	28,010	27,475	1.9%
Reserve to ending total loans	1.43%	1.37%	4.4%	1.43%	1.42%	0.7%
Non-performing assets (6)	9,401	548	1615.5%	9,401	7,651	22.9%
Non-performing assets to total assets	0.41%	0.03%	1266.7%	0.41%	0.33%	24.2%
Delinquent >30 days to total loans	0.11%	0.20%	-45.0%	0.11%	0.05%	120.0%
Net Charge off’s	465	161	188.8%	465	573	-18.8%
Net loan charge-offs (annualized)	0.10%	0.04%	150.0%	0.10%	0.12%	-16.7%
Mortgage Activity
Mortgage Originations	$51,469	$53,793	-4.3%	$51,469	$42,530	21.0%
Total Servicing Portfolio (sold loans)	$494,796	$499,666	-1.0%	$494,796	$492,137	0.5%
Capitalized Mortgage Servicing Rights (MSR’s)	$3,939	$4,295	-8.3%	$3,939	$3,991	-1.3%
Capital Ratios
Average shareholders’ equity to average assets	11.68%	10.74%	8.8%	11.68%	11.56%	1.0%
Leverage ratio (7) (Est Q2-07)	10.30%	10.38%	-0.8%	10.30%	9.94%	3.6%
Total risk-based capital ratio (7) (Est Q2-07)	11.86%	10.96%	8.2%	11.86%	11.33%	4.7%

Notes:

(1)

Customer relationship deposits include core deposit transaction accounts such as checking, money market and savings, while excluding all wholesale or brokered deposits and time deposits greater than $100,000.

(2)	Second quarter of 2006 includes results of the acquisition of F&M that closed April 20, 2006.

(3)	Adjusted to reflect a 25% (5:4) stock split declared in October 2006.

(4)	Excludes goodwill, core deposit intangible and other identifiable intangible assets, related to the acquisitions of Community Bank of Grants Pass F&M Holding Company.

(5)	Efficiency ratio is noninterest expense divided by (net interest income + noninterest income).

(6)	Nonperforming assets consist of loans contractually past due 90 days or more, nonaccrual loans and other real estate owned.

(7)	Computed in accordance with FRB and FDIC guidelines.

Total Shares Outstanding as of 6/30/07:	28,478,420

CASCADE BANCORP (CACB)
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Year over Year			Linked Quarter
	2nd Qtr 2007	2nd Qtr 2006	% Change	1st Qtr 2007	% Change

Interest income:
Interest and fees on loans	$41,731	$32,839	27.1%	$39,837	4.8%
Taxable interest on investments	1,340	1,379	-2.8%	1,316	1.8%
Nontaxable interest on investments	76	78	-2.6%	80	-5.0%
Interest on federal funds sold	51	104	-51.0%	56	-9.0%
Interest on interest bearing balances from FHLB	111	93	19.4%	81	37.1%
Dividends on Federal Home Loan Bank stock	10	—	100.0%	7	42.9%

Total interest income	43,319	34,493	25.6%	41,377	4.7%

Interest expense:
Deposits:
Interest bearing demand	7,338	4,490	63.4%	6,875	6.7%
Savings	51	56	-8.9%	57	-10.5%
Time	4,374	1,666	162.5%	3,598	21.6%
Junior subordinated debentures and other borrowings	4,012	2,968	35.2%	4,301	-6.7%

Total interest expense	15,775	9,180	71.8%	14,831	6.4%

Net interest income	27,544	25,313	8.8%	26,546	3.8%
Loan loss provision	1,000	1,200	-16.7%	1,050	-4.8%

Net interest income after loan loss provision	26,544	24,113	10.1%	25,496	4.1%

Noninterest income:
Service charges on deposit accounts	2,491	2,016	23.6%	2,207	12.9%
Mortgage loan origination and processing fees	504	457	10.3%	435	15.9%
Gains on sales of mortgage loans, net	257	319	-19.4%	241	6.6%
Card issuer and merchant services fees, net	1,063	796	33.5%	887	19.8%
Earnings on bank-owned life insurance	385	193	99.5%	458	-15.9%
Other income	572	578	-1.0%	1,318	-56.6%

Total noninterest income	5,272	4,359	20.9%	5,546	-4.9%

Noninterest expense:
Salaries and employee benefits	9,122	8,492	7.4%	9,214	-1.0%
Occupancy	1,081	901	20.0%	1,016	6.4%
Equipment	571	528	8.1%	560	2.0%
Communications	472	373	26.5%	548	-13.9%
Advertising	313	326	-4.0%	317	-1.3%
Other expenses	3,989	2,973	34.2%	4,145	-3.8%

Total noninterest expense	15,548	13,593	14.4%	15,800	-1.6%

Income before income taxes	16,268	14,879	9.3%	15,242	6.7%
Provision for income taxes	6,087	5,873	3.6%	5,721	6.4%

Net income	$10,181	$9,006	13.0%	$9,521	6.9%

Basic net income per common share	$0.36	$0.34	6.3%	$0.34	6.7%

Diluted net income per common share	$0.36	$0.33	7.6%	$0.33	7.2%

CASCADE BANCORP (CACB)
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	Year over Year			Linked Quarter
	2nd Qtr 2007	2nd Qtr 2006	% Change	1st Qtr 2007	% Change

ASSETS
Cash and cash equivalents:
Cash and due from banks	$58,707	$64,855	-9.5%	$61,815	-5.0%
Interest bearing balances due from FHLB	167	32	421.9%	10,459	-98.4%
Federal funds sold	469	383	22.5%	7,800	-94.0%

Total cash and cash equivalents	59,343	65,270	-9.1%	80,074	-25.9%
Investment securities available-for-sale	101,989	127,070	-19.7%	106,852	-4.6%
Investment securities held-to-maturity	2,485	3,701	-32.9%	3,692	-32.7%
Federal Home Loan Bank stock	6,991	6,785	3.0%	6,991	0.0%
Loans, net	1,934,434	1,743,703	10.9%	1,907,837	1.4%
Premises and equipment, net	36,935	40,000	-7.7%	36,356	1.6%
Goodwill	105,047	105,132	-0.1%	105,056	0.0%
Core deposit intangible	10,292	11,872	-13.3%	10,687	-3.7%
Bank-owned life insurance	32,573	17,869	82.3%	32,188	1.2%
Accrued interest and other assets	31,014	25,636	21.0%	27,433	13.1%

Total assets	$2,321,103	$2,147,038	8.1%	$2,317,166	0.2%

LIABILITIES & STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand	$479,649	$633,261	-24.3%	$506,775	-5.4%
Interest bearing demand	870,264	730,177	19.2%	894,141	-2.7%
Savings	40,624	52,558	-22.7%	44,466	-8.6%
Time deposits	395,112	224,596	75.9%	349,090	13.2%

Total deposits	1,785,649	1,640,592	8.8%	1,794,472	-0.5%
Junior subordinated debentures	68,558	68,558	0.0%	68,558	0.0%
Federal funds purchased	4,905	—	100.0%	0	100.0%
Other borrowings	139,705	117,405	19.0%	118,222	18.2%
Customer repurchase agreements	20,784	55,309	-62.4%	38,227	-45.6%
Accrued interest and other liabilities	24,601	22,696	8.4%	28,418	-13.4%

Total liabilities	2,044,202	1,904,560	7.3%	2,047,897	-0.2%

Stockholders’ equity:
Common stock, no par value;	164,046	160,349	2.3%	163,321	0.4%
Retained earnings	112,695	81,946	37.5%	105,075	7.3%
Unrealized gains on investment securities available-for-sale, net of deferred income taxes	160	183	-12.6%	873	-81.7%

Total stockholders’ equity	276,901	242,478	14.2%	269,269	2.8%

Total liabilities and stockholders’ equity	$2,321,103	$2,147,038	8.1%	$2,317,166	0.2%

CASCADE BANCORP (CACB)
ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands)
(unaudited)

Loan portfolio	June 30, 2007	% of gross loans	Dec 31, 2006	% of gross loans

Commercial	$592,164	30%	$560,728	30%
Real Estate:
Construction/lot	629,197	32%	588,251	31%
Mortgage	83,796	4%	80,860	4%
Commercial	603,804	31%	606,340	32%
Consumer	50,070	3%	51,083	3%

Total loans	1,959,031	100%	1,887,262	100%

Less reserve for loan losses	24,597		23,585

Total loans, net	$1,934,434		$1,863,677

	Three months ended June 30,

	2007		2006

Reserve for loan losses:
Balance at beginning of period	$24,062		$12,345
Loan loss provision	1,000		1,200
Recoveries	426		117
Loans charged off	(891)		(278)
Reserves acquired from F&M	—		7,392

Balance at end of period	$24,597		$20,776

Reserve for unfunded commitments:
Balance at beginning of period	$3,413		$2,513
Provision for unfunded commitments	—		$964

Balance at end of period	$3,413		$3,477

Reserve for credit losses:
Reserve for loan losses	$24,597		$20,776
Reserve for unfunded commitments	3,413		3,477

Total reserve for credit losses	$28,010		$24,253

	Three months ended March 31,

	2007		2006

Reserve for loan losses:
Balance at beginning of period	$23,585		$10,970
Loan loss provision	1,050		1,340
Recoveries	298		214
Loans charged off	(871)		(179)
Reserves acquired from F&M	—		—

Balance at end of period	$24,062		$12,345

CASCADE BANCORP (CACB)
ADDITIONAL FINANCIAL INFORMATION
(In thousands)
(unaudited)

	Year over Year			Linked Quarter
Three Months Ended:	2nd Qtr 2007	2nd Qtr 2006	% Change	1st Qtr 2007	% Change

Average Assets	$2,323,973	$1,961,971	18.5%	$2,277,448	2.0%
Average Loans	1,949,480	1,592,855	22.4%	1,897,656	2.7%
Average Deposits	1,729,424	1,485,670	16.4%	1,666,471	3.8%
Average Non Interest Bearing Deposits	474,598	522,978	-9.3%	478,677	-0.9%
Average Customer Relationship Deposits	1,493,336	1,402,487	6.5%	1,464,072	2.0%
Average Earnings Assets	2,076,464	1,739,700	19.4%	2,023,475	2.6%
Average Interest Bearing Liabilities	1,548,405	1,205,791	28.4%	1,504,662	2.9%
Average Common Equity (book)	271,437	210,806	28.8%	263,297	3.1%
Average Common Equity (tangible)	155,859	119,404	30.5%	147,328	5.8%

Balances as of:	June 30, 2007	June 30, 2006	% Change	December 31, 2006	% Change

Mortgage loans held for sale	$3,300	$5,461	-39.6%	2,673	23.5%
Intangibles & goodwill	115,339	116,606	-1.1%	115,743	-0.3%

Loans past due >90 days, not on non-accrual	—	—	0.0%	—	0.0%
Loans on non-accrual status	8,070	181	4358.6%	7,651	5.5%

Total non-performing Loans	8,070	181	4358.6%	7,651	5.5%
OREO	1,331	367	262.7%	—	100.0%

Total Non-performing assets	9,401	548	1615.5%	7,651	22.9%

Shares Outstanding (actual)	28,478	28,158	1.1%	28,446	0.1%